EXHIBIT B

HEALTH OUTCOMES MANAGEMENT, INC.
INCUMBENCY CERTIFICATE

   The undersigned, Peter J. Zugschwert, President of Health Outcomes Management, Inc., a Minnesota corporation (the "Company"), hereby certifies that the attached is a true and correct copy of the Minutes of a Special Meeting of the Shareholders of the Seller made effective as of                      , 200  , and that the Approval and Ratification of the Agreement in said Minutes has not been amended, rescinded, or superseded.

   IN WITNESS WHEREOF, the undersigned has hereunto set his hand effective as of the        day of                , 200  .

HEALTH OUTCOMES MANAGEMENT, INC.

By      /s/ Peter J. Zugschwert
     Peter J. Zugschwert, Its President